EXHIBIT 10.1

CONSULTING AGREEMENT

This Collaboration Agreement (“Agreement”) is entered into as of April 1st, 2005 (“Effective Date”) by and between Pluristem Ltd. of MATAM Advanced Technology Park, Bldg. No. 20, Haifa 31905, Israel (“Company”) and Biological Industries ltd. with a principal place of business at Kibbutz Bet-HaEmek, MP Oshrat 25105 (“BI”). Company and BI are collectively referred to herein as the “Parties”

Whereas, Company is in the business of developing and producing certain stem cell products and services; and

Whereas, BI is in the business of developing and producing, inter alia, certain biological culture media and testing formulas; and

Whereas, subject to the terms and conditions set herein the parties wish to cooperate and desire to enter into a joint commercial cooperation agreement for the purpose of developing, a serum free medium for the maintenance, growth and expansion of hematopoietic stem cell co-cultured with stroma cells, as defined below, through joint commercial efforts (the “Project”);

Therefore, the parties agree as follows:

1.	Term of the Agreement

This Agreement will commence on the Effective Date and continue for a period of 6 months thereafter (the “Initial Term”), unless earlier terminated in accordance with the provisions hereof. After the Initial Period this Agreement will automatically renew for additional consecutive 1 (one) months periods (the “Renewal Periods”) (the Initial Period together with the renewal Periods shall be referred to as the “Term”), unless either party provides the other party, at least 21 days in advance, with a written notice of its wish to terminate this Agreement.

2.	Contractual Relationship
2.1.

It is hereby mutually declared and agreed that BI shall at all time remain an independent contractor, and that nothing in this Agreement is to be construed as creating any agency, partnership, joint venture, or employer/employee relationship (whether between the Company and BI).

2.2.

BI shall indemnify and hold the Company, its officers, directors, shareholders or employees harmless against any claim or cause of action initiated by BI or on its behalf in contradiction to the representation made in this Section 2.

2.3.	Either Party shall not have the power or authority to bind the other Party, contractually or otherwise, without receiving such Party’s prior written approval.

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3.	Obligations, Representations & Warranties of the Parties
3.1.	Each of the Parties hereby represents and warrants to the other Party that:
3.1.1.

It has full corporate power and authority to execute this Agreement and to perform its obligations hereunder; and all corporate action on its part necessary for the authorization, execution, delivery and performance of this Agreement by it have been taken.

3.1.2.	This Agreement, when executed and delivered by it, will constitute a valid and legally binding obligation on its part, enforceable in accordance with its terms.
3.1.3.	The execution, delivery and performance of this Agreement will not result in the breach or violation of any law or regulation applicable to it or any contract or commitment by which it is bound.
3.1.4.

Each party has obtained any permit, authorization, license or consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereunder.

3.2.	Representations & Warranties of BI

During the Term BI shall provide the Company with the following services (collectivly the “Services”):

3.2.1.	Consulting Services
3.2.1.1.

BI’s R&D Manager, Mr David Fiorentini (the “Consultant”), will provide the Company consulting services regarding to all aspects of the Project, including without limitation disclosure of any of BI’s propiertary intellectual property relating to the Project, subject to the confidentiality undertaking set forth herein (the “Consulting Services”);

3.2.1.2.

The scope of Consulting Services to be provided by the Consultant, shall consist of at least: (i) one whole (8 hours) working day per each month of the Agreement; or (ii) two half working days per month but in no event less than an agregate of 8 monthly hours.

3.2.1.3.	In addition, the Consultant undertakes to be reasonably available to assist Company in the performance of the Project via telecommunication as may be required according to the Company’s needs;
3.2.1.4.	The Consulting Services shall be granted at Company’s premises unless mutually agreed otherwise.
3.2.2.	Production of Experimental Formulations
3.2.2.1.	BI shall produce and deliver to Company all the required propiertary BI experimental formulations, as may requested by the Company (the “Formulations”);

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3.2.2.2.

BI shall deliver to the Company the applicable serum free Formulation(s) within 21 days from the date of Company’s written request. Up to a total of 12 different and independent formulations will be prepared during the first six months of this agreement with extra 2 formulations prepared at each additional month this agreement is in power. Each formulation will include 5 liters of medium.

3.2.2.3.	BI further agrees that upon Company’s request it will disclose to the Company all the relevant information regarding each apllicable Formulation.
3.3.	BI undertakes to perform its duties and obligations under this Agreement with the highest degree of professionalism and to the full satisfaction of the Company.
4.	Consideration; Expenses
4.1.	Monthly payment to BI for the Services shall include retainer fee of 1500 USD payed on the 9th day of the following month.
4.2.

BI shall provide written reports on a bi-monthly basis or at Company’s request. Such reports will outline the status of tasks relating to the Services, such report will identify significant accomplishments, activities performed during the period, change control summary, problems, concerns, recommendations and other items of importance.

4.3.

It is hereby agreed that all taxes, levies, national security, social benefits and other mandatory payments and costs (collectively, the “Taxes”), imposed on the engagement of the BI hereunder, shall be borne and paid solely by BI and BI shall indemnify Company, immediately upon Company’s first demand for any damage, cost or payment incurred by Company in connection with the payment or non-payment of the Taxes.

5.	Marketing Rights
5.1.

Subject to the terms and conditions of this Agreement, BI will have marketing rights for an unlimited time. BI is hereby appointed as a non-exclusive worldwide distributor of the Joint Project Products (as defined below). Pursuant to such appointment, subject only to compliance by BI with the terms and conditions of this Agreement, BI is granted a non-exclusive license, to sell, lease, market or otherwise dispose Joint Project Products under its private label of the Buyer to customers in the field of non for profit R&D life sciences only.

5.2.

BI undertakes to pay the Company a commission equal to 5% of FOB sales of Joint Project Products under section 5.1 for a period of seven years commencing on the date of the first sale of a Joint Project Product to the R&D market (the “Sale Commission”). The payment terms of the Sale Commission shall be due once in every six months.

5.3.	BI shall not be entitled to disclose any Intellectual Property Rights regarding the Joint Project Product, including chemical formulations, to any of its customers or collaborators.

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5.4.	Any other disposition in the Joint Project Product by BI shall require the prior written consent of the Company, including an agreement regarding the applicable commission paymet to the Company.
6.	Termination
6.1.

Termination for Convenience. This Agreement may be terminated by either the Company or BI for any reason at any time by giving 30 days prior written notice to the other party (“Termination for Convenience”). Upon termination of this Agreement or upon the expiration of this Agreement (collectively “Expiration Event”) BI shall cease to give Services to the Company (but will not act in any way to damage the reputation or goodwill of the Company or any of its products). In addition it is explicitly agreed between the parties hereto that upon Expiration Event, BI shall not have any further rights or claims against the Company other than those provided under this Agreement.

6.2.

Termination for Cause. Notwithstanding anything to the contrary herein contained, the Company may immediately terminate this Agreement for cause without giving any prior notice. “Termination for Cause” shall mean the occurrence of any of the following, as reasonably determined by the Company:

6.2.1.	the failure, neglect or refusal by BI to substantially perform the Services and other duties under this Agreement;
6.2.2.	any willful, intentional or grossly negligent act by BI having the effect of materially injuring the business or reputation of the Company, its parents, subsidiaries or affiliates; or
6.2.3.	BI’s commission of a crime constituting a felony (other than a traffic violation) or any criminal act involving moral turpitude; or
6.2.4.	a material breach by BI of any one or more of the covenants of this Agreement, including, without limitation, the covenants set forth in Sections 2, 3, 5,6, 7, 8, 9, and 10, hereof.
6.3.

Upon Termination for Cause of this Agreement BI shall cease to give Services to the Company (but will not act in any way to damage the reputation or goodwill of the Company or any of its products). In addition it is explicitly agreed between the parties hereto that upon a Termination for Cause, BI shall not have any further rights or claims against the Company under this Agreement, other than those provided under this Agreement.

6.4.	Upon Termination for Cause of this Agreement BI shall maintain its marketing rights as described in clause 5.
7.	Confidentiality
7.1.

"Confidential Information" shall mean any information disclosed by one party (the “Disclosing Party”) to the other (the “Receiving Party”), either directly or indirectly, in writing, orally, and/or by inspection of tangible objects (including without limitation documents, prototypes, samples, media, documentation, discs and code). Confidential Information shall include, without limitation, (i) any materials,

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software, trade secrets, know-how, formulas, processes, algorithms, ideas, strategies, inventions, data, network configurations, system architecture, designs, flow charts, drawings, proprietary information, business and marketing plans, financial and operational information, and all other non-public information, material or data relating to the current and/or future business and operations of the Disclosing Party; and analysis, compilations, studies, summaries, extracts or other documentation prepared by the Receiving Party based on information disclosed by the Disclosing Party. Confidential Information may also include information disclosed to the Receiving Party by third parties on behalf of the Disclosing Party. Confidential information shall not, however, include any information which Receiving Party can establish by written documentation: (i) is or becomes publicly known and made generally available in the public domain without any violation of this Agreement; (ii) is known to the Receiving Party prior to disclosure by the Disclosing Party as shown by Receiving Party's files and records immediately prior to the time of disclosure; or (iii) is lawfully obtained by the Receiving Party from a third party who is not bound by similar confidentiality obligations.

7.2.

Non-Use and Non-Disclosure. The Receiving Party shall not use any Confidential Information for any purpose other than to assist the Receiving Party in evaluating and formalizing the relationships as described above with the Disclosing Party. The Receiving Party shall not disclose Confidential Information to any third party unless authorized in advance in writing. The Receiving Party shall not disclose Confidential Information to its employees, except on a "need to know" basis where such disclosure is necessary and required to assist the Receiving Party in evaluating and formalizing the relationships as described herein. The Receiving Party shall not disclose Confidential Information to any employee of Receiving Party unless such employee has signed a non-use and non-disclosure agreement in content at least as protective as the provisions hereof, prior to any disclosure of Confidential Information to such employee. The Receiving Party shall not reverse engineer, disassemble or decompile any prototypes, software or other tangible objects which embody the Confidential Information and which are provided to such Receiving Party hereunder.

7.3.

Maintenance of Confidentiality. The Receiving Party shall take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information. Without limiting the foregoing, the Receiving Party shall take at least those measures that it takes to protect its own most highly confidential information. The Receiving Party shall make no copies of the Confidential Information unless the Disclosing Party previously approves the same in writing. The Receiving Party shall reproduce Disclosing Party's proprietary rights notices on any such approved copies, in the same manner in which such notices were set forth in or on the original. The Receiving Party shall immediately notify Disclosing Party in the event of any unauthorized use or disclosure of the Confidential Information.

7.4.

Return of Materials. All documents and other tangible objects containing or representing Confidential Information and all copies thereof which are in the possession of BI shall be and remain the property of the Company and shall be

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promptly returned to the Company upon (i) the Company’s request, or (ii) the termination of this Agreement.

8.	Ownership Rights
8.1.

Each Party shall be the sole owner of the Intellectual Property Rights in and to any and all portions of the: (i) which was in its possession prior to the commencement of this Agreement; (ii) which is or was independently developed (by personnel having no access to the Information) by the Receiving Party as evidenced by Receiving Party’s written records; and (iii) is or was lawfully obtained by the Receiving Party from sources independent of the Disclosing Party who have a lawful right to disclose such Information;

8.2.

Except as expressly stated herein, any utilization by either party of any copyrightable material, notes, records, drawings, designs, inventions (whether patentable or not), improvements, developments, discoveries, software code, trade secrets or other Intellectual Property Rights conceived, discovered, developed or reduced to practice by joint efforts of the Parties (“Joint Work Products”) shall require the prior written consent of the non-utilizing party.

8.3.

For the purpose of this Clause “Intellectual Property Rights” shall mean any patents, copyrights, mask work rights, know-how, trade secrets, trademarks and any other intellectual property rights subsisting now or at any time in the future, in any country or territory worldwide; all whether registered, pending or unregistered.

9.	Non-Competition
9.1.

BI agrees and undertakes that it will not, during the term of this Agreement and for a period of (1) year thereafter, either directly or indirectly: (i) solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for itself or for any other person or entity; (ii) contact any customer or prospect customer of the Company for the purpose of selling such person or entity any products or services which are substantially similar to, or competitive with, the current products of the Company or anticipated products that will be produced or developed by the Company; or (iii) be employed by, engaged in, or own share in any partnership, corporation or other business which is in direct or indirect competition either to that in which the Company is engaged in or is actively contemplating engaging in during the term of this Agreement.

9.2.

Pluristem agrees and undertakes that it will not, during the term of this Agreement and for a period of (1) year thereafter, either directly or indirectly: (i) solicit, induce, recruit or encourage any of BI’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of BI, either for itself or for any other person or entity; (ii) contact any customer or prospect customer of BI for the purpose of selling such person or entity any products or services which are substantially similar to, or competitive with, the current products of BI or anticipated products that will be produced or developed by BI; or (iii) be employed by, engaged in, or own share in any partnership, corporation or other business which is in direct or indirect competition either to that in which BI

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is engaged in or is actively contemplating engaging in during the term of this Agreement.

9.3.

BI shall not be employed by, render any services to, or perform any work, whether for payment nor without payment, for any third party developing serum-free-media for the maintenance and expansion of hematopietic stem cells.

10.	General
10.1.	BI shall not assign any of its rights and obligations hereunder without the prior written consent of the Company.
10.2.

Either party's failure at any time to require strict compliance by the other party of the provisions of this Agreement shall not diminish such party's right thereafter to demand strict compliance therewith or with any other provision. Waiver of any particular default shall not waive any other default.

10.3.

All disputes with respect to this Agreement shall be exclusively governed by the laws of the State of Israel. Any action arising under or relating to this Agreement shall be brought solely in the appropriate court of Tel-Aviv, Israel. The parties hereto consent to the exclusive jurisdiction of the courts specified above, and expressly waive any objection to the jurisdiction or convenience of such courts.

10.4.

This Agreement, together with its appendices, contains and sets forth the entire agreement and understanding between the parties with respect to the subject matter contained herein, and such supersedes all prior discussions, agreements, representations and understandings in this regard. This Agreement shall not be modified except by an instrument in writing signed by both parties.

10.5.	Provisions intended to survive the termination of this Agreement, including but not limited to Sections 6, 7, and 9, shall so survive.
10.6.	The captions contained herein are for the convenience of the parties only and shall not affect the construction or interpretation of any provision hereof.

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In witness whereof, the duly authorized representatives of the Company and BI have executed this Agreement as of the date stated below.

COMPANY /s/ Shai Meretzki	BI /s/ Gary Bennett
By: Shai Meretzki	By: Gary Bennett
Title: CEO	Title: Managing Director
Date: 20/3/05	Date: 21/3/05

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